Exhibit 10.1

COMPENSATION INFORMATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2012 actual cash bonus amount and the 2013 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

Named Executive Officer	2012 Actual Cash Bonus(1)	2013 Annual Base Salary	2013 Target Cash Bonus (% of 2013 Base Salary)
Michael M. Morrissey, Ph.D.	$373,786	$700,000	60%
President and Chief Executive Officer
(principal executive officer)

Frank Karbe	$198,581	$481,008	45%
Executive Vice President and
Chief Financial Officer
(principal financial officer)

J. Scott Garland	$167,670	$402,409	45%
Executive Vice President and Chief
Commercial Officer

Gisela M. Schwab, M.D.	$194,869	$476,347	45%
Executive Vice President and
Chief Medical Officer

Pamela A. Simonton, J.D.	$179,385	$430,523	45%
Executive Vice President and
General Counsel

(1)	To be paid in March 2013.